NEWS RELEASE
FOR IMMEDIATE RELEASE
VIDLER WATER RESOURCES, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2021

(Carson City, Nevada) - May 10, 2021

Vidler Water Resources, Inc. announced its reported results for the first quarter ended March 31, 2021. Our reported shareholders’ equity was $177.9 million ($9.63 per share) at March 31, 2021, compared to $178.3 million ($9.59 per share) at December 31, 2020.

First Quarter Results of Operations

Our fourth quarter results of operations were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Total revenue	$2,933	$229
Total cost and expenses	2,219	2,040
Income (loss) from operations before income taxes	714	(1,811)
Provision for federal and state income taxes	(182)	—
Net income (loss) attributable to Vidler Water Resources, Inc.	$532	$(1,811)

Net income (loss) per share	$0.03	$(0.09)

Vidler Water Resources’ President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our first quarter 2021 results were largely driven by sales of water rights in northern Nevada and New Mexico for $2.7 million. With these sales we have now sold all of our water rights inventory at Dodge Flat, Nevada and Middle Rio Grande, New Mexico. These transactions should generate taxable income for fiscal year 2021, but we anticipate that this income, and any other corporate tax on earnings generated from any other sales transactions in the remainder of 2021, can be offset by our federal Net Operating Losses (“NOLs”) of $155.3 million as at December 31, 2020. Any potential cash flow savings due to the use of our NOLs will become even more valuable if corporate tax rates are increased in the future.

“We continue to explore ways to increase cash flow from our assets. These efforts include an agreement with a solar power generating company to lease a portion of our properties and to purchase Long-Term Storage Credits in Harquahala Valley, Arizona. We also intend to enter into an agreement with Truckee Meadows Water Authority (“TMWA”) to sell up to 400 acre-feet of water credits from our Fish Springs Ranch inventory for use in their service areas and an ongoing use of 3,000 acre-feet for Truckee River instream flow requirements and water quality enhancement, conjunctive use, groundwater recharge, effluent management alternatives and irrigation within the Reno and Sparks, Nevada area. We expect this agreement to be for a period of up to 10 years and should generate approximately $1 million in annual revenue. This agreement reflects our collaborative efforts with TMWA to collect additional data relative to the aquifer quality and viability at Fish Springs Ranch (“FSR”) and aids our efforts in moving forward on the next 5,000 acre-feet which we hope to import to the North Valleys of Reno.

If we enter into an agreement with TMWA, the $1 million annual cash flow we expect to generate will further offset our estimated $5.2 million annual net operating costs. To put this annual net cash flow into context, the interest on our preference account at FSR - certain development and construction costs are treated as preferred capital which entitles us to receive interest on the initial balance of the preferred capital plus accumulated interest and are first in line to be paid out as the FSR partnership generates sufficient revenue - currently accrues at approximately $9 million per year.

“The drought in the Western U.S. over the past year has severely impacted the Colorado River watershed. As a result, Lake Powell and Lake Mead, the country’s two largest reservoirs, which hold supplies for cities, farming districts and tribes across the Southwest and Mexico, both look likely to experience record lows within the next year. Three years ago, the seven states that comprise the Colorado River Basin agreed to a drought contingency plan that resulted in immediate cutbacks of Colorado River supplies to Arizona and Nevada to help maintain a minimum level of water at Lake Mead. Under the drought agreement, Arizona’s supply was cut by 192,000 acre-feet each year in 2020 and 2021, representing about 11% of the Central Arizona Project’s total supply. The cutbacks to Arizona would more than double under the expected shortage next year. Our significant quantity of Long-Term Storage Credits in both the Phoenix Active Management Area and in Harquahala Valley are available to assist the state of Arizona, as well as cities, farming districts and commercial enterprises manage their assured water supplies in this period of extreme drought and shortage. The mega-drought is driving entities to seek water supplies that would not have been considered in the past. As the mega-drought continues, we believe it will increase the pricing of water supplies.

Share Repurchases and Deletion from the Russell 2000 Index

“In the last three years we have used nearly all of our operating cash flow to repurchase our common stock through open market purchases. To date, under our share repurchase program, we have repurchased approximately 4.9 million shares of common stock for a total cost of $50.7 million. In addition, we also distributed a special dividend of $5 per share - $115.9 million - to our shareholders in 2017.

“ As we have previously noted, one consequence of our return of capital program is that it has resulted in a smaller market capitalization, which could result in our shares being deleted from major stock indexes. Based on current estimates, we believe we will be eliminated from the Russell 2000 Index on its reconstitution day of June 25th, 2021. We intend to continue our repurchases and our program has, on average, purchased our shares at a premium of approximately 8% to our March 31, 2021 book value per share of $9.63. We believe this is beneficial to our continuing shareholders as current share prices are significantly below our estimate of the Company’s intrinsic value per share.

We believe the Company’s intrinsic value is underpinned by several factors. First, our assets in Arizona are critical to meeting the region’s future water needs, and the likely declaration of a Colorado River shortage should significantly increase demand for them. Second, our Northern Nevada assets are well-positioned to both help meet California’s and Reno, Nevada’s needs as a growing logistics and manufacturing hub, and ease Reno’s home affordability and availability crisis (as less than one month’s home supply is currently available) by enabling the development of thousands of new and affordable homes. Third, our Southern Nevada assets are well-positioned to meet the needs of existing and new communities. If we are deleted from the Russell 2000 index, our ability to repurchase additional shares will be limited by share repurchase safe harbor rules and our current liquidity. We are exploring all means to maximize any potential dislocation in our stock, arising from our deletion from the Russell 2000 Index, for the remaining shareholders’ benefit.

“Finally, management is participating at the Q2 Virtual Investor Summit conference and will be making a presentation of the Company at 9:30 am PDT on Tuesday May 18.”

About Vidler Water Resources, Inc.

As of December 31, 2020, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At March 31, 2021, we had a market capitalization of $164.4 million, and 18,475,625 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@vidlerwater.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. The forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of other factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate, the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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